Exhibit 99.2

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

SHAREHOLDER LETTER – FEBRUARY 5, 2024

Related Information. Representing management’s current views of the Company’s financial and operational performance and outlook, the following commentary is provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast. Please note the “Forward-Looking Statements” information in the back of this letter.

Fellow Coherent Shareholders,

We are pleased to present our Coherent Corp. Shareholder Letter setting forth an overview of our Second Quarter Fiscal Year 2024 results.

Coherent was founded in 1971 to manufacture high-quality materials and optics for industrial lasers. Today, Coherent is a global leader in materials, networking, and lasers for the industrial, communications, electronics, and instrumentation markets operating in more than 20 countries around the world. We are market innovators defining the future through breakthrough technologies, from materials to systems that fuel market megatrends while pursuing our mission of enabling the world to be safer, healthier, closer, and more efficient.

We remain focused on providing industry-leading foundational materials, networking, and laser solutions for the industrial, communications, electronics, and instrumentation markets that enable better performance and greater efficiency of our customers’ solutions. Steadfast in pursuit of our mission, we are not waiting for macroeconomic recovery. We are leveraging our unique set of differentiated assets to invest, manage, and position Coherent for continued growth while succeeding in the exciting markets we are targeting and those that we already serve including:

•	Unparalleled experience in materials, photonics, and lasers;
•	A vertically integrated, geographically diverse organization with scalable manufacturing platforms;
•	A history of insightful targeting and successful integration of strategic acquisitions;
•	A sustained and committed track record of targeted research and development and capital expenditures to prepare for the opportunities that lie ahead; and
•	Worldwide talented and experienced teams of engineers and technologists, including over 2,000 people employed in R&D, as well as expert manufacturing teams, and experienced business leaders.

In addition to continuing to invest in our core assets, we are undertaking strategic moves to enhance our market opportunities and return on invested capital; at the same time, we are proactively executing on opportunities to enhance our operating performance.

We believe that the combination of our sustained efforts to transform the Company while focusing relentlessly on targeted markets, customer intimacy, product leadership, and operational excellence will lead to enhanced operating performance and will drive long-term shareholder value. We are taking the short-term challenges head-on and we have made some bold moves that are characteristic of a sustainable market leader. When we look past the horizon, we remain excited and optimistic about our future.

Table 1

Financial Metrics

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Revenues	$1,131.4	$1,053.1	$1,370.3	$2,184.5	$2,714.9
GAAP Gross Profit	$350.6	$306.9	$411.2	$657.5	$854.8
Non-GAAP Gross Profit(1)	$407.7	$366.4	$545.9	$774.1	$1,088.1
GAAP Operating Income (Loss)(2)	$31.9	$(21.3)	$8.2	$10.6	$50.7
Non-GAAP Operating Income(1)	$171.6	$132.4	$277.8	$304.0	$564.2
GAAP Net Loss Attributable to Coherent Corp.	$(27.0)	$(67.5)	$(45.1)	$(94.5)	$(83.8)
Non-GAAP Net Earnings Attributable to Coherent Corp(1)	$86.4	$55.0	$171.4	$141.4	$355.0
GAAP Diluted Loss Per Share	$(0.38)	$(0.65)	$(0.58)	$(1.03)	$(1.14)
Non-GAAP Diluted Earnings Per Share(1)	$0.36	$0.16	$0.95	$0.53	$1.99
Other Selected Financial Metrics
GAAP gross margin	31.0%	29.1%	30.0%	30.1%	31.5%
Non-GAAP gross margin(1)	36.0%	34.8%	39.8%	35.4%	40.1%
GAAP operating margin	2.8%	(2.0)%	0.6%	0.5%	1.9%
Non-GAAP operating margin(1)	15.2%	12.6%	20.3%	13.9%	20.8%
GAAP return on sales	(2.4)%	(6.4)%	(3.3)%	(4.3)%	(3.1)%
Non-GAAP return on sales(1)	7.6%	5.2%	12.5%	6.5%	13.1%

(1)

The Company has disclosed financial measurements in this letter to shareholders that present financial information considered to be non-GAAP financial measures. These measurements are not a substitute for GAAP measurements, although the Company’s management uses these measurements as an aid in monitoring the Company’s on-going financial performance. The non-GAAP net earnings attributable to Coherent Corp., the non-GAAP earnings per share, the non-GAAP operating income, the non-GAAP gross margin, the non-GAAP internal research and development, the non-GAAP selling, general and administration, the non-GAAP interest and other (income) expense, and the non-GAAP income tax (benefit), measure earnings and operating income (loss), respectively, excluding non-recurring or unusual items that are considered by management to be outside the Company’s standard operation and excluding certain non-cash items. EBITDA is an adjusted non-GAAP financial measurement that is considered by management to be useful in measuring the profitability between companies within the industry by reflecting operating results of the Company excluding non-operating factors. There are limitations associated with the use of non-GAAP financial measures, including that such measures may not be entirely comparable to similarly titled measures used by other companies, due to potential differences among calculation methodologies. Thus, there can be no assurance whether (i) items excluded from the non-GAAP financial measures will occur in the future or (ii) there will be cash costs associated with items excluded from the non-GAAP financial measures. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP. All non-GAAP amounts exclude certain adjustments for share-based compensation, acquired intangible amortization expense, restructuring charges (recoveries), integration and site consolidation expenses, integration transaction expenses, start-up costs related to the start-up of new devices for new customer applications, and various one-time adjustments. See Table 8 for the Reconciliation of GAAP measures to non-GAAP measures.

(2)	GAAP Operating income is defined as earnings before income taxes, interest expense, and other expense or income, net.

EXECUTIVE SUMMARY

Revenue. $1.131 billion, above the midpoint of our $1.075 – 1.175 billion guidance and an over 7% sequential increase.

Non-GAAP Gross Margin. 36.0%, at the midpoint of our 35 – 37% guidance and a 120 bp sequential increase.

Non-GAAP Operating Margin. 15.2%, above the high-end of our 13 – 15% guidance and a 260 bp sequential increase.

Non-GAAP EPS. $0.36, above the high-end of our $0.14 – $0.32 guidance and up from $0.16 in the preceding quarter.

Operating Cash Flow. $67 million, compared to $220 million in the year-ago quarter and $199 million in the preceding quarter.

Debt Reduction. We paid down $89 million of our outstanding debt.

Visibility. Macroeconomic uncertainty continues to impact our near-term growth and visibility; however, we saw signs of improving demand trends during the quarter and expect ongoing sequential improvement in revenue growth throughout the remainder of fiscal 2024.

AI/ML. We enjoyed a third straight quarter of strong orders for our AI/ML-related Datacom transceivers. Our 800G revenue increased sequentially by over 100% to cross the $100 million quarterly threshold. We are excited by the active engagements we are seeing with key customers for 1.6T transceivers and components. In response to customer demand, we continue to make progress toward expected commercial launch of our 1.6T transceivers and components in the first quarter of fiscal 2025.

Closing of Silicon Carbide Transactions. Enhancing our confidence in the long-term outlook for our silicon carbide business, during the second quarter, we consummated the previously announced transactions with Mitsubishi Electric and DENSO Corporation pursuant to which those entities invested an aggregate of $1 billion in exchange for non-controlling ownership interests of 12.5% each in Silicon Carbide LLC, a newly formed LLC into which we contributed our silicon carbide business, and entered into long-term supply agreements that will support their demand for silicon carbide substrates and epitaxial wafers.

Strategic Opportunities. As we transform the Company to improve operating performance, restructure our production footprint to enhance operating resiliency, and complete the integration of legacy Coherent, Inc., we are exploring other strategic opportunities—not including material acquisitions—to unlock shareholder value.

PART I - OUTLOOK, VISIBILITY, KEY TRENDS, AND DEVELOPMENTS

OUTLOOK

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

THIRD QUARTER FISCAL 2024

Our guidance for our third quarter of fiscal 2024 ending March 31, 2024, is as follows:

•	Revenue of approximately $1.120 – 1.200 billion.
•	Non-GAAP gross margin of approximately 36 – 38%.
•	Non-GAAP operating expense of approximately $246 – 262 million.
•	Non-GAAP operating margin of approximately 14 – 16%
•	Non-GAAP Adjusted EBITDA of approximately 21 – 23%.
•	Interest expense of approximately $70 – 74 million.
•	Non-GAAP tax rate of approximately 16 – 19%.
•	Series B Preferred P.I.K. Dividend of approximately $31 million.
•	Non-GAAP earnings per share of approximately $0.32 – 0.52.[1],[2]
•	Share count for the entire guidance range is 153 million.
•	Capital Expenditures of approximately $115 – 145 million ($50 million of which will be funded by Silicon Carbide LLC).

Pretax amounts of non-GAAP adjustments in the second quarter of fiscal 2024 include:

•	Stock compensation of approximately $23 – 29 million.
•	Amortization of approximately $72 million.
•	Restructuring, synergies, and consolidation expenses of approximately $40 – 50 million.

[1]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

[2]	Includes $0.04 related to earnings on Silicon Carbide LLC Restricted Cash Investments.

FULL YEAR FISCAL 2024

Our guidance for fiscal 2024 ending June 30, 2024, is as follows:

•	Revenue of approximately $4.55 – 4.70 billion, an increase on the low end of our previous guidance by $50 million.
•	Non-GAAP gross margin of approximately 36 – 38%.
•	Non-GAAP operating expense of approximately $990 million—1.015 billion.
•	Non-GAAP operating margin of approximately 14 – 16%.
•	Non-GAAP Adjusted EBITDA of approximately 20 – 22%.
•	Interest expense of approximately $284 – 294 million.
•	Non-GAAP tax rate of approximately 20 – 22%.
•	Series B Preferred P.I.K. Dividend of approximately $123 million.
•

Non-GAAP earnings per share of approximately $1.30 – 1.70, up from our previous guidance of $1.00-1.50 due to revenue increase, operating expense management, and other income (mainly due to earnings on Silicon Carbide LLC restricted cash) [3],[4]

•	Share count for the entire guidance range is 153 million.
•	Capital Expenditures of approximately $350 – 400 million ($150 million funded by the silicon carbide LLC).

Pretax amounts of Non-GAAP adjustments for full year fiscal 2024 include:

•	Stock compensation of approximately $120 – 130 million.
•	Amortization of approximately $290 million.
•	Restructuring, synergies, and consolidation expenses of approximately $155 – 177 million.

[3]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

[4]	Includes $0.10 related to earnings on Silicon Carbide LLC Restricted Cash Investments.

BIG PICTURE

We emerged from the second quarter with greater confidence and excitement regarding a return to stronger growth and meaningfully enhanced profitability. In the face of what remains a challenging macroeconomic environment, for the quarter, we delivered solid sequential revenue growth, above the midpoint of our guidance, and solid improvement in our margin structure, which translated into strong sequential improvement in EPS, above the high end of our guidance.

Unchanged Long-Term Outlook. Our longer-term outlook for improved margin structure and strong secular growth in all of our markets remains unchanged, driven by both an eventual recovery in end market demand and the impact of AI along with other significant drivers discussed at greater length below.

While we expect that higher revenue and favorable mix in our forecast will contribute to a further rebound in our margin structure, we are not waiting for improved end market demand to drive enhanced profitability. We have already implemented actions across virtually all of our businesses in a drive for enhanced operating efficiency as measured by return on sales. These actions helped drive our sequential improvement in gross and operating margin in the second quarter.

Exploring Strategic Opportunities. We are far from done. As we transform the Company to improve operating performance, restructure our production footprint to enhance operating resiliency, and complete the integration of legacy Coherent, Inc., we are exploring other strategic opportunities—not including material acquisitions—to unlock shareholder value.

Near-Term: Strong AI-Driven Datacom Demand and Improving Industrial Outlook. We have increased the lower end of our fiscal 2024 revenue guidance. We are now guiding for $4.55 – 4.7 billion versus our previous guidance of $4.5 – 4.7 billion. Underlying our revised outlook, the second quarter reinforced our confidence in the outlook for our Datacom vertical (which is within our Communications market) driven by AI-related datacenter builds by Webscale, other Cloud Internet Content Providers, and companies that supply them. We also are encouraged by signs of improving end demand (including sequential revenue and/or order improvement) in a number of our key end markets including, most prominently, in our Industrial market and in our Telecom vertical (which is within our Communications market). At the same time, while we are beginning to see improvement in these markets, relatively soft demand that typically accompanies ongoing inventory adjustments continues to impact our business driven primarily by ongoing macroeconomic weakness that has resulted in lower industrial manufacturing output.

For the second half of fiscal 2024, we are forecasting 12% revenue improvement and almost 90% Non GAAP EPS improvement over the first half (at the midpoint of guidance). The expected revenue improvement is driven primarily by the strength in our AI-related Datacom transceiver business and anticipated successful 800G new product introduction (NPI) ramps, along with modest recovery in some of our market verticals including Telecom and all of our Industrial verticals.

Highlights. The highlights of our second quarter included:

1.	Improving Margin Structure. The commencement of improvement in our margin structure with solid sequential increases in both gross and operating margin;

2.	Ongoing AI Datacom Strength. Ongoing AI-driven strength for our 800G Datacom transceivers and enabling active and passive components;

3.	Improving 800G Production Ramp. Ongoing strong improvement in our 800G Datacom transceiver production ramp;

4.

Improving End Demand Outside of AI Datacom. Signs of improving end demand in key end markets including the Telecom vertical of our Communications market and all four verticals within our Industrial market; and

5.

Closing of Silicon Carbide Transactions. The closing of the silicon carbide transactions with Mitsubishi Electric and DENSO pursuant to which those entities invested an aggregate of $1 billion in exchange for non-controlling ownership interests of 12.5% each in Silicon Carbide LLC, a newly formed LLC into which we contributed our silicon carbide business, and entered into long-term supply agreements that will support their demand for silicon carbide substrates and epitaxial wafers.

VISIBILITY, KEY TRENDS, AND DEVELOPMENTS

Margin Structure: Improvement Underway

We delivered solid performance on gross and operating margin in the second quarter of fiscal 2024 as measured sequentially and relative to our guidance.

Delivering on our quarter-ago outlook, the solid sequential increases in both metrics reinforce our confidence in our ability to drive secular improvement for full year fiscal 2024, fiscal 2025 and beyond. We expect this improvement to be at least in-line with the near-, intermediate- and long-term margin targets we set out in our Shareholder Letter for the first quarter of fiscal 2024.

Sequential revenue growth and favorable product mix were the primary drivers of the sequential gross margin increase for the quarter. The increased gross margin together with strong operating leverage resulting from the revenue upside and better than expected operating expense control were the primary drivers of the strong sequential increase in operating margin for the quarter.

As previously noted, while higher revenue driven by improved end market demand will contribute to a rebound in our margin structure, we have already implemented actions across virtually all of our businesses in a drive for enhanced operating efficiency.

Second Quarter of Fiscal 2024. Non-GAAP gross margin of 36.0% was at the midpoint of our 35 – 37% guidance and represents 120 bps sequential improvement over the 34.8% reported in the first quarter of fiscal 2024. Non-GAAP operating margin of 15.2% exceeded our 13 – 15% guidance and represents a 260 bp sequential improvement over the 12.6% reported in the preceding quarter. As previously noted, sequential revenue growth and favorable product mix were the primary drivers of the sequential improvement in gross margin. The sequential increase in gross margin together with positive operating leverage drove the sequential improvement in operating margin.

Third Quarter of Fiscal 2024. We expect to drive 36 – 38% Non-GAAP gross margin and 14 – 16% Non-GAAP operating margin in our third quarter of fiscal 2024. The primary drivers of the expected sequential increase are greater revenue and improved operational efficiencies.

Fiscal 2024. We expect unchanged 36 – 38% Non-GAAP gross margin and 14 – 16% Non-GAAP operating margin for all of fiscal 2024. Based on our fiscal second quarter results and our outlook for the balance of fiscal 2024, we are increasingly confident as to our ability to achieve the higher-end of that range.

Longer-Term. We are encouraged by our margin improvement in the second quarter of fiscal 2024. Our longer-term margin structure targets and outlook remains unchanged. We are driving to sustainably achieve 40% Non-GAAP gross margin and 20% Non-GAAP operating margin by the end of the first half of fiscal 2026. Our longer-term goal is to drive even greater than 40% Non-GAAP gross margin and even greater than 20% Non-GAAP operating margin.

Key Drivers. Underlying our view, unchanged from the preceding quarter, key drivers of operational excellence to attain each of the above targets are broadly focused on pricing, procurement, and productivity, and include:

1.	Gross Margin:

•	continuous rationalization and refreshing of the portfolio;
•	continuous rationalization of the supply base for cost and resiliency;
•	implementation of a streamlined Asia Pacific manufacturing center of excellence;
•	moving up the value chain;
•	operating cost reductions based on a more resilient and lower cost manufacturing footprint;
•	increased capacity utilization;
•	favorable product mix, driven by product introductions with higher margins;
•	productivity improvements through improvements in yields and quality;
•	implementation of digital transformation and adoption of AI technology to improve efficiency in R&D, manufacturing, and G&A;
•	leveraging our service organization into new markets

2.

Operating Margin: in addition to the above drivers of gross margin improvement, we expect to drive future operating margin improvement from operating leverage by both increasing revenue and ongoing operating expense control, with the latter enhanced by the execution of:

•	our Synergy and Site Consolidation Plan;
•	our Restructuring Plan;
•	our Enterprise Transformation Plan;
•	additional cost and expense actions underway

Strategic Opportunities. As previously noted, as we transform the Company to improve operating performance, restructure our production footprint to enhance operating resiliency, and complete the integration of legacy Coherent, Inc., we are exploring other strategic opportunities—not including material acquisitions—to unlock shareholder value.

Synergy and Site Consolidation. The stated goal of our Synergy and Site Consolidation Plan for the Coherent, Inc., acquisition (the “Synergy and Site Consolidation Plan”) was to achieve $250 million in annual synergies over three years, with $250 million of costs to achieve these synergies. We have accelerated some of the actions planned as part of our post-three-year synergy and site consolidation efforts. These relocations and other actions are expected to help offset our lower-than-expected supply chain cost savings that result from lower revenue and allow us to achieve our targeted $250 million in annual synergies. At the end of the first year, we reached $73 million of synergies for fiscal 2023. In the first half of fiscal 2024, we achieved another $81 million in synergies, an annualized run rate of $162 million. To date, synergies are split 60% cost of sales and 40% operating expenses.

Restructuring. In the fourth quarter of fiscal 2023, we implemented a restructuring plan (the “Restructuring Plan”) that includes site consolidations and closures as well as the relocation and requalification of certain manufacturing facilities. The following restructuring actions are intended to realign our cost structure as part of a transformation to a simpler, more streamlined, resilient, and sustainable footprint and business model:

•

China and Rest of Asia Site Consolidation. Consolidation of sites in China and the rest of Asia, including the closure of certain manufacturing facilities and sales offices and the establishment of new regional design centers closer to our customers in the Global South as part of a multi-year plan, are underway. The intent of these actions is to optimize our footprint in Asia. In addition, through these actions, we will replicate the state-of-the-art manufacturing lines we have in China to other parts of Asia to increase resiliency to our supply chain by taking advantage of the best practices of operational excellence, new product introductions, a smarter and shorter supply chain, and redundancy for sustainability.

•

Compound Semiconductor Site Consolidation. Consolidation of compound semiconductor wafer fab and device manufacturing facilities, including the closure of half of these facilities, is a multi-year and cross-cutting initiative. We will consolidate into our most modern facilities with a stable baseline of operational excellence and will drive better utilization of our assets while reducing our costs and improving our new product introduction and technology innovation cycle times.

•

Savings. We expect total savings for fiscal 2023 – 2025 to be $200 – 250 million, with annual savings of $110 – 140 million by fiscal 2025. We tightened our previous range from $200 – 300 million to $200 – 250 million due to refinements of certain initiatives within the Plan, resulting in slightly lower savings for fiscal year 2023 – 2025 and higher savings for years thereafter. We forecast savings associated with the Plan to be approximately $90 – 100 million for full fiscal year 2024.

•

Costs to Achieve. We expect total costs to achieve these savings over the fiscal 2023 – 2025 period to be $175 – 200 million, including severance, retention, facility moves, accelerated depreciation, short-term duplicate costs, lease termination costs, and IT consolidation costs. In the second quarter of fiscal 2024, we recorded restructuring recoveries of $2 million, consisting primarily of employment termination cost adjustments offset by charges for accelerated depreciation.

Restructuring Charges. We expect restructuring charges to be in the $25 – 35 million range for full fiscal year 2024 mainly comprised of employment termination, facility move costs and accelerated depreciation. We expect restructuring charges to be in the $35 – 45 million range for full fiscal year 2025, consisting primarily of employment termination, facility move costs and accelerated depreciation, and savings associated with the Plan to be $110 – 140 million for full fiscal year 2025, as noted above. In fiscal 2023, restructuring charges were $119 million, primarily for workforce reduction and the write-off of property and equipment, net of $65 million from reimbursement arrangements.

VISIBILITY

Backlog and Orders

In the second quarter, orders decreased sequentially and year-over-year but backlog was essentially unchanged on both a sequential and year-over-year basis.

•	Backlog. We ended the quarter with almost $2.9 billion of backlog, essentially unchanged from both the preceding and the year ago quarters.

•	Orders. Orders decreased sequentially by approximately (7%) and year-over-year by approximately (4%). The sequential decline was primarily driven by ongoing macroeconomic uncertainty and, in the case of our Networking segment, the extraordinarily high level of orders from AI customers in the preceding quarter. As discussed at greater length below, AI-related Datacom demand, as measured by both orders and customer engagements, remains strong. We also saw meaningful sequential improvement in orders in our Lasers segment. The year-over-year decline was primarily driven by a product design change by a customer within our Consumer Electronics vertical, along with macroeconomic uncertainty.

Networking Segment: Ongoing AI Datacom Strength and Start of Telecom Recovery

We continue to enjoy strong momentum in our Networking segment driven by 800G transceivers for AI and a recovery in our Telecom business in China.

Near-Term. Near-term, Datacom transceiver order strength offset ongoing weakness in our Telecom business to drive an approximate 40% year-over-year increase in overall orders for our Networking segment. Networking orders decreased by approximately 12% sequentially primarily reflecting a contraction in customer order lead times since the initial surge in AI-related 800G orders at the end of the fourth quarter of fiscal 2023 along with ongoing Telecom softness. As our 800G Datacom transceiver shipments continue to ramp against our significant backlog and as lead times shorten, we expect our backlog to begin to decline.

Longer-Term. Our outlook for strong longer-term Networking revenue growth is based on ongoing strength in our AI-related Datacom business along with recovery in our non-AI Datacom and in our Telecom businesses. More specifically, underlying our longer-term view are strong AI Datacom market trends; our AI-related Datacom order book and expanding AI-related customer engagements; our next generation AI Datacom products including in the near-term 1.6T and in the longer-term 3.2T transceivers along with enabling active and passive components; ongoing inventory digestion that we expect will lead to order normalization in our non-AI Datacom and Telecom businesses by fiscal 2025; improved Telecom end demand trends; and market penetration and revenue ramp of new Telecom products including our DCO transceivers and disaggregated line systems.

Datacom Market Vertical

AI-Related Datacom Transceivers: Ongoing Strong Demand. The expansion of our customer engagements during the quarter reinforced our confidence in strong near- and longer-term demand for our AI-related Datacom transceivers. Total Datacom transceiver orders increased year-over-year by over 100% and drove a greater than 10% sequential increase in our Datacom transceiver backlog. We expect AI-related revenue to account for more than 50% of our Datacom transceiver revenue for all of fiscal 2024 and to enjoy strong growth in fiscal 2025 and beyond.

800G Demand Here Now. Datacom strength was driven by a third straight quarter of strong AI/ML-related orders for our 800G Datacom transceivers from Webscale, Cloud Internet Content Providers (ICP), and other companies in the Webscale and Cloud ICP ecosystem. Our 800G Datacom transceiver revenue increased sequentially by over 100% to cross the $100 million quarterly threshold just over one year since initial shipments, which marks one of the fastest product revenue ramps in the history of the Company.

1.6T On the Horizon. We also are excited by the active engagement we are seeing from key customers for 1.6T transceivers and components. In response to customer demand, we continue to make progress toward expected commercial launch and revenue in the first quarter of fiscal 2025 of our 1.6T transceivers (including designs based on silicon photonics) and 1.6T active and passive components. These components include our 200G EML and DFB-MZ lasers We see the opportunity for and expect these 1.6T solutions to increase our share of the AI-related Datacom transceiver and component opportunity by relying on our broad and deep level of vertical integration relative to our direct transceiver competitors.

Significant and Expanding AI Datacom Engagements. Enhancing our longer-term outlook for our Datacom business (encompassing transceivers and enabling active and passive components), we expect our Datacom and therefore overall Networking revenue to further benefit commencing in fiscal 2025 from ongoing significant and expanding engagements with existing AI-related Datacom transceiver customers and from a number of new significant AI-related customer engagements including with some of the largest Webscale and networking equipment manufacturing (NEM) companies. We are excited as to our role and value proposition as it relates to the broad ecosystem to meet the challenges of scaling NPI into high volume production required by the rapid growth of AI/ML.

Strong Market Position. While fully recognizing the evolution of different protocols for AI connectivity including Infiniband, Ethernet and some proprietary protocols such as NVLink, our transceivers are designed to be compatible with all of the protocols and standards that are currently used for AI connectivity. We believe that we are equally well-positioned—in terms of technology, products, and customer relationships-to address anticipated evolutions of AI connectivity architectures. We believe our competitive advantages and strategic key customer engagements are enhanced by the breadth of our solutions, our technology innovation and our vertical integration, which improves our ability to ramp volume production. The retooling of datacenter architectures and integration of AI clusters by Webscale and other cloud companies represent an immediate and direct growth opportunity for our Datacom business – both our transceivers and our enabling active and passive components, especially leading-edge high-speed lasers.

AI Transceiver Ramp Progression

Supply chain constraints impacted our second-quarter shipments and revenue as expected; at the same time, we are seeing meaningful improvement in these constraints and in our ability to ramp production as reflected in an over 100% sequential increase in our 800G revenue for the second quarter to over $100 million.

We continue to expect increased revenue from further significant supply chain improvement in the second-half of fiscal 2024. We also continue to expect 800G supply constraints to ease and our qualification and NPI ramp to proceed with full resolution of supply chain constraints by the end of fiscal 2024 based on our current view of future 800G demand.

Telecom: Improvement in China Contributes to Start of Recovery; Unchanged Strong Longer-Term Outlook

As expected, we saw modest sequential improvement in revenue for our Telecom business in the second quarter. Also, as we expected, the overall Telecom market for our optical components remained muted as our NEM and communications service provider (CSP) customers continued to work down their inventory levels and certain CSPs continued to delay projects and spending. We expect additional improvement in our Telecom revenue throughout the remainder of fiscal 2024 with more pronounced improvement in fiscal 2025 and beyond.

Ongoing Recovery, Albeit More Modest for FY2H24. We still expect double-digit revenue growth for our Telecom vertical for the second half over the first half of fiscal 2024 with stronger improvement in fiscal 2025. A rebound in the Telecom market opportunity in China driven by planned 400G C+L-band deployments for telecom network upgrades is helping to partially offset slower customer inventory digestion relative to our previous outlook a quarter ago.

Unchanged Outlook for Strong Recovery in FY25. While there is some uncertainty as to the exact timing of the recovery, we continue to expect to see meaningful reduction in our customers’ inventory levels in the second half of fiscal 2024, which should contribute to a return to normal Telecom ordering patterns in our fiscal 2025, to year-over-year Telecom revenue growth beginning in early fiscal 2025, and to double-digit Telecom revenue growth for all of fiscal 2025. In addition, we expect the rebound in Telecom revenue from China driven by the above-referenced 400G deployments in China to extend into fiscal 2025.

Unchanged Longer-Term Outlook. Longer-term, we expect to meaningfully benefit from ongoing market recovery; strong customer traction for several new products that expand our addressable market; new market opportunities with a number of new, industry-leading products; and a variety of key emerging opportunities at new prospective direct customers. We are especially excited about the number and quality of customer design win opportunities for our new 100G ZR and high-power 400G ZR/ZR+ pluggable transceivers at CSPs, Webscale companies, and large NEMs. The 100G ZR transceivers are based on our own internally developed Steelerton DSP, which represents a disruptive element in our portfolio. We currently are qualified and shipping our 400G ZR/ZR+ transceivers and we expect to commence ramping production and commercial shipments of the new 100G ZR transceivers in the fourth quarter of fiscal 2024.

Lasers Segment: Improvement Underway

In our Lasers segment, while the macroeconomic environment continues to impact demand, we saw signs of improvement in the quarter and continue to expect to see further improvement in the second half of fiscal 2024 and beyond. Orders in our Lasers segment increased by approximately 10% sequentially, reached their highest level in the past four quarters although still over 15% below their year ago level. Lasers segment revenue sequentially increased by approximately 5% primarily driven by strong Excimer laser service revenue, which reflects an ongoing increase in OLED fab utilization and depletion of service spare parts inventory. We saw continued strength in shipments in our front end of line (FEOL) semi wafer inspection laser business.

Underlying our expectation for further improvement in the second-half of fiscal 2024, we expect both of these trends to continue for the balance of fiscal 2024. These trends are driven by the buildout of new semiconductor fabs and the required laser-based Wafer Fab Inspection equipment investments supporting applications such as AI.

For the display capital equipment portion of our business, the key driver is capacity expansion in existing fabs as well as the buildout of new Gen 8 fabs. OLED growth is driven by increasing adoption into tablet and laptop computers, by a rebound in smartphone sales volumes from the lowest levels in a decade, and by higher penetration of OLED displays into mid-range phones. As discussed at greater length below, we remain excited as to our longer-term outlook for both our Industrial and Instrumentation markets.

Materials Segment: Enabling the 800G AI Ramp and Executing Multi-Year Fab Consolidation

Orders in our Materials segment decreased by over 20% sequentially and by over 40% year-over-year. We expect this weakness to continue into the second half of fiscal 2024, as our previously disclosed revenue reduction in our Consumer Electronics business along with a temporary slowdown in EUV demand more than offset strong AI-related Datacom VCSEL laser revenue and increased fab utilization due to the increased output to support our Datacom transceiver demand. Demand for lasers for our internal Datacom transceiver ramp combined with the substantial increase in demand from transceiver manufacturers is requiring a substantial increase in investment and a strong focus on product development and NPI ramps in four of our wafer fabs as we invest to expand capacity to support not only 800G and 1.6T for the next few years, but also the development of 3.2T technologies.

As part of our Synergies and Site Consolidation Plan, we have initiated consolidation of certain wafer fabs to increase utilization and thereby profitability.

Silicon Carbide: Closing of Strategic Investments and Long-term Supply Agreements

During the second quarter, we consummated the previously announced transactions (the “Transactions”) with Mitsubishi Electric and DENSO Corporation pursuant to which those entities invested an aggregate of $1 billion in exchange for non-controlling ownership interests of 12.5% each in Silicon Carbide LLC, a newly formed LLC into which we contributed our silicon carbide business, and entered into long-term supply agreements that will support their demand for Silicon Carbide (“SiC”) substrates and epitaxial wafers.

The long-term growth of the silicon carbide business remains robust. Near-term, demand continues to outstrip our ability to supply our SiC substrates and epitaxial wafers, with silicon carbide business revenue growth currently only constrained by production.

The operating results of Silicon Carbide LLC are consolidated in our income statement with Mitsubishi Electric’s and DENSO’s noncontrolling interests in Silicon Carbide LLC reported as “Net Loss Attributable to Noncontrolling Interests” below the Net Loss line on our income statement. The aggregate $1 billion of cash we received is reported as “Restricted Cash (current and noncurrent)” on our balance sheet.

Updated Capital Expenditure and Debt Reduction Outlook

The Transactions are expected to allow Coherent to increase its available free cash flow to provide greater financial and operational flexibility to execute its capital allocation priorities including debt reduction.

As we have noted on previous occasions, the Transactions relieve the need for Coherent to fund future operating or capital expenditures of Silicon Carbide LLC. Accordingly, we are maintaining our capital expenditure outlook for fiscal 2024 of $350 – 400 million, but now expect Silicon Carbide LLC to fund approximately $150 million of this amount. In the second quarter of fiscal 2024, funding was $50 million, and we anticipate another $100 million for the remainder of the fiscal year.

We now expect aggregate debt repayment between $225 – 275 million for all of fiscal 2024 compared to approximately $200 million previously.

Enterprise Transformation Program. In fiscal 2023, we launched our Enterprise Transformation Program – a comprehensive, strategic endeavor designed to significantly contribute to our future success. We expect this program to meaningfully enhance the way we operate, innovate, and excel to enable greater speed, scale, and market performance. This program will help harmonize business processes and drive a new digital platform across all our sites contributing to an improved operating model.

Trade Compliance Update on U.S. Restrictions: New Semiconductor-Related Export Controls – No Meaningful Impact Expected

At present, we do not expect a meaningful adverse impact from the new round of export control restrictions announced by the U.S. Department of Commerce on October 17. These newest restrictions target exports of certain integrated circuits and semiconductor manufacturing equipment to China and impose new end use and end user controls to constrain certain technology development in China. As with others in the industry, we continue to assess these new rules and to update our compliance controls and actions to account for them.

PART II - FINANCIAL OVERVIEW

SECOND-QUARTER FISCAL 2024

Revenue. We generated $1.131 billion in revenue, above the midpoint of our $1.075 – $1.175 billion guidance range and a 7% sequential increase but a 17% year-over-year decrease. All three segments posted sequential revenue growth. The previously discussed factors that have adversely impacted end demand over the course of the past year drove year-over-year revenue decline in each of the three segments. All three segments posted year-over-year revenue decline primarily driven by soft end market demand due to the uncertain macroeconomic environment, inventory digestion in certain end markets including, most prominently, non-AI Datacom and Telecom, and a design change by a prominent customer in our Consumer Electronics vertical.

•

Materials. Revenue of $254 million for our Materials segment increased by approximately 4% sequentially but decreased by approximately 34% year-over-year and was well below our internal forecast. The sequential increase was driven by sequential revenue growth in our Consumer Electronics and Automotive verticals.

•

Networking. Revenue of $524 million for our Networking segment was modestly above our internal forecast and increased by approximately 11% sequentially but decreased by approximately 14% year-over-year. The sequential increase was primarily driven by the over 100% sequential increase in our AI-related 800G Datacom transceiver revenue to over $100 million for the quarter, along with sequential growth in our Telecom revenue, which was partially offset by ongoing weakness in our Non-AI Datacom business. The year-over-year decrease was primarily driven by the revenue decline in both our Non-AI-related Datacom transceiver and our Telecom businesses, both of which are primarily due to customer inventory digestion along with some project delays by customers in our Telecom vertical.

•

Lasers. Revenue of $354 million for our Lasers segment was slightly above our internal forecast and sequentially increased by over 5% but decreased year-over-year by approximately 7%. The sequential increase was driven by sequential growth in our Industrial market. The year-over-year decrease was primarily driven by macroeconomic uncertainty. As we observed in the preceding quarter, encouragingly, we are starting to see improvement in our Laser services revenue, primarily driven by increasing fab utilization and depleted inventory in our Display Capital Equipment market segment. We are beginning to see activity for Gen 6 and Gen 8 fabs in connection with OLED adoption in laptop computers and tablets.

Non-GAAP EPS. Non-GAAP diluted earnings per share was $0.36, above the high-end of our $0.14 – 0.32 guidance range driven by revenue upside along with the revenue upside and better than expected operating expense, which combined to drive strong operating leverage.

Non-GAAP Gross Margin. 36%, which increased by 120 bps sequentially but decreased by over 300 bps year-over-year. The primary drivers of the sequential increase were higher revenue and favorable product mix. The primary drivers of the year-over-year decline were lower revenue, which resulted in lower fixed cost absorption, and unfavorable product mix.

Non-GAAP Operating Expenses. $236 million or 20.9% of revenue, which is below the low end of our $238 – 252 million guidance and represents a sequential increase of $2 million and a year-over-year decrease of $32 million or 12%. Operating expenses as a percentage of revenue decreased by 135 bps sequentially but increased by 130 bps year-over-year. The primary driver of the sequential decrease was strong revenue growth and essentially unchanged operating expenses. The primary driver of the year-over-increase was the rate of decrease in revenue exceeding the rate of decrease in operating expenses.

Non-GAAP Operating Margin. 15.2%, which is above the high-end of our 13 – 15% guidance and is a sequential increase of 260 bps but a year-over-year decrease of 510 bps. The sequential increase was driven by our higher gross margin and by operating leverage generated by our revenue growth off of essentially flat operating expense. The year-over-year decrease was primarily due to the year-over-year decrease in gross margin and to the rate of revenue decrease exceeding the rate of operating expenses decline.

Operating Cash Flow. $67 million, compared to $220 million in the year-ago quarter and $199 million in the preceding quarter.

Capital Expenditures. $91 million, of which over 50% was for our silicon carbide business primarily to expand manufacturing infrastructure for silicon carbide substrates and epitaxial wafers and related devices. Accordingly, as previously noted, we are maintaining updating our capital expenditure outlook for fiscal 2024 of $350 – 400 million, but now expect the Silicon Carbide LLC to fund approximately $150 million of this amount. In the second quarter, funding was $50 million, and we anticipate another $100 million for the remainder of the year.

Debt Reduction. In the quarter, we paid down $89 million of our outstanding debt.

Debt. Gross debt was approximately $4.3 billion and net debt was approximately $3.4 billion at the end of the quarter, compared to $4.4 billion and $3.4 billion, respectively, at the end of the preceding quarter.

Leverage. Gross leverage was 4.4x and net leverage was 3.5x at the end of the quarter on a calculated basis, using the trailing 12 months of adjusted EBITDA at December 31, 2023, compared to 4.0x and 3.2x, respectively, at the end of the preceding quarter. Including the cost savings and synergy credit of $376 million allowed in the credit facility, gross leverage was 3.2x and net leverage was 2.5x at the end of the quarter compared to 2.9x and 2.3x, respectively, at the end of the preceding quarter. The Company’s credit agreement allows for customary add backs to Adjusted Consolidated EBITDA including cost savings, operating expense reductions, and synergies in connection with any restructuring, cost saving initiative or other initiatives.

•	Target: Our long-term leverage target is 2.5x synergized gross leverage.

Table 2

Other Financial Statistics

$ Millions, except per share and percentage amounts (unaudited)	Q2 FY24	Q1 FY24	Q2 FY23
Inventory	1,292	1,281	1,367
Cash	856	941	913
Restricted Cash—Total	964	10	21
Gross Debt	4,292	4,380	4,598
Net Debt	3,436	3,438	3,685
Calculated—Gross/Net leverage	4.4x / 3.5x	4.0x / 3.2x	3.6x / 2.9x
Credit Facility—Gross/Net Leverage	3.2x / 2.5x	2.9x / 2.3x	3.0x / 2.4x
Debt Payments	89	19	134
Operating Cash Flow	67	199	220
Capital expenditures	91	62	107
Depreciation	67	66	65
Amortization	72	73	105
Fully diluted shares for NG EPS	153	152	150

As previously noted, the Company has responded to the macroeconomic-driven impact on revenue growth that started in the second half of fiscal 2023 with a major restructuring plan for fiscal 2023 – 2025, an acceleration of the site consolidation portion of our Synergy and Site Consolidation Plan, and other targeted strategic actions.

PART III—NEAR & LONG-TERM TRENDS BY MARKETS & REGIONS

MARKETS

We report in four major end markets which are comprised of ten verticals to provide transparency to investors.

INDUSTRIAL

Revenue. Second-quarter revenue for our Industrial market increased by approximately 5% sequentially but decreased by approximately 6% year-over-year to $423 million. The sequential improvement reflects a second straight quarter of improving end demand in our Display Capital Equipment vertical, and strength in our Aerospace & Defense vertical.

Industrial Market Overview Webcast. As part of our ongoing effort to increase transparency and enhance the understanding of our investors, we discussed our Industrial market in greater detail on our December 14, 2023, Industrial Market Overview webcast. A replay and investor presentation is available on our website at coherent.com/company/investor-relations/financial-webcasts.

Demand Trends. While the near-term outlook for our Industrial business remains challenged by the macroeconomic backdrop, as previously noted, we saw signs of important in the second quarter, continue to expect additional improvement in the second-half of fiscal 2024, and are excited by a number of longer-term trends. Near-term, we are encouraged by strong double-digit order growth in the second quarter for both our Semicap and Display verticals.

Favorable longer-term trends include:

1.

Semiconductor Capital Equipment Vertical: Beyond the near-term growth we expect for our Semicap vertical, we see favorable long-term demand trends for our Semicap business augmented by government policy-driven fab investments (i.e., government subsidies for expanding production capacity) and, most importantly, our increasing serviceable addressable market (SAM) driven by portfolio expansion and the increased adoption of high-performance lasers, over the longer-term. We enjoy a strong NRE-funded design-win pipeline from existing and new customers across both front-end wafer processing and wafer inspection, among new applications.

•

Front-End. We enjoy a particularly strong competitive position in front-end Semicap, which accounts for most of our Semicap vertical revenue. We have a number of new programs and design wins on track to drive future incremental revenue. Our semiconductor wafer inspection backlog remains strong.

•

Additional Growth Opportunities. We are excited by significant growth opportunities in the Semicap vertical for our advanced composite materials and diamond. We expect our revenue in Semicap to ramp throughout the balance of fiscal 2024 and beyond. We also expect incremental revenue contribution from wins with new advanced ceramic materials and assemblies for next-generation lithography machines.

•

AI. Our opportunities should be favorably impacted by AI, in particular for our engineered materials and lasers, which enable equipment for fabricating next-gen nodes, a must for advanced processors for AI.

2.

Display Capital Equipment Vertical: Near-term, we are encouraged by strong double-digit sequential revenue growth and strong sequential order growth in the second quarter for our Display vertical segment of the Industrial market. This order strength reflects a second straight quarter of recovery in our Display service business (which is being driven by increased fab utilization and reduced inventories of Display service spare parts) along with increasing OLED adoption in smart phones and increasing OLED adoption in laptop computers and tablets, and both increasing investments in Gen 6 fabs and announcements of construction of Gen 8 OLED fabs to address this expanding IT market opportunity. This order strength fuels our confidence as to a recovery being underway that we expect to lead to a strong rebound in revenue in the second half of fiscal 2024 with further improvement in fiscal 2025 and beyond for our Display business. We continue to be the leading supplier to virtually all of the leading companies in the Display vertical and we enjoy a broad technology platform to address virtually all Display companies’ future roadmaps. We are especially strong in the Excimer laser annealing market, which accounts for the largest portion of our Display SAM.

•

OLED. The long-term outlook for our Display Excimer laser annealing business remains robust. We are excited by increasing OLED adoption in smart phones and by investments in new Gen 8 OLED fabs for capacity expansion for larger substrates for laptop computers and tablets and by OLED adoption in the automotive market. The move to larger OLED formats and new OLED display types will require new Excimer laser annealing systems along with new lasers for cutting. We are well positioned for both cutting and larger-format annealing. We expect the IT display market to increase from approximately $6 billion in calendar 2023 to almost $14 billion in calendar 2026 with OLED displays growing by well over 100% from approximately $3 billion to approximately $8 billion. Our Display business also should benefit from increasing adoption of OLED displays into tablet and laptop computers, by a rebound in smartphone sales volumes from the lowest levels in a decade, and by higher penetration of OLED displays into mid-range phones.

•

China. China’s OLED sector has witnessed a significant uptick since the second half of calendar 2023. Anticipated bookings from Chinese customers via equipment integrators in Korea and are expected to surpass $ 100 million in calendar 2024. Several Chinese display manufacturers are poised to invest in new Gen 8 OLED fabs to capitalize on the growing demand for OLED IT panels. Concurrently, they are expanding existing Gen 6 OLED capacity to cater to the burgeoning mobile phone market. These initiatives present lucrative sales opportunities for ELA/SLA laser and optics for annealing systems.

•

New DPSS Laser. We expect our new Python DPSS laser and the associated line-beam system to enhance our leading position in the OLED annealing market for larger IT displays. We were excited to have received our first Python order during the quarter, as planned. We do not expect Python deployments to result in customers’ decommissioning any of our existing deployed Excimer laser systems. Accordingly, we do not expect ramp of Python deployments to adversely impact our Display service revenue; rather, we expect Python to augment our service revenue given that each Python system will generate service revenue with a compelling cost of ownership for our customers.

•

MicroLED. Long-term Display Capital Equipment demand is also augmented by the emergence of the microLED market and the adoption of laser lift-off and mass transfer processes. We have seen increasing microLED interest and customer engagement based on recent announcements from tier one smartphone manufacturers on their future microLED display roadmaps. As we previously disclosed, in the preceding fourth quarter, we received multiple orders from customers in China, Taiwan, and Korea for such systems.

•

Service. As previously noted, encouragingly, we enjoyed a second straight quarter of sequential improvement in our Display service bookings and revenue. While still below the year ago level, our Display service revenue increased by over 10% sequentially in the second quarter of fiscal 2024, following over 20% sequential growth in the preceding quarter. While smartphone sales remain near the lowest level in a decade, several OLED fabs in Korea and China are seeing increased fab utilization, which combined with depleted inventory of service spare parts, has driven a meaningful sequential increase in our service business. We expect both increasing fab utilization and new Excimer system laser installations to drive further longer-term recovery in our Laser service revenue.

3.

Precision Manufacturing Vertical: We continue to see a strong long-term outlook for this market driven by new product offerings that enhance our SAM and competitive position. An eventual macroeconomic rebound will especially affect Precision Manufacturing demand, our most macro-impacted vertical in the Industrial market. While revenue modestly increased sequentially, orders for this vertical meaningfully decreased on both a sequential and year-over-year basis. Encouragingly, some customers that have been pushing out shipments over the last 18 months have now requested shipments on short notice.

•

Electric Vehicles and EV Battery Assembly: Our key target market of Electric Vehicles (EV) continues to provide a healthy long-term market growth outlook of over 15%. We are especially excited by our expanding breadth and depth of customer penetration and strengthening market trend in EV battery welding--and the revenue growth potential attending the pace of our cost reductions and performance improvements in our new ARM Laser and Beam Delivery Systems.

•

Increasing Breadth and Depth of ARM Adoption. Our differentiated ARM Laser and Beam Delivery Systems are enjoying increasing breadth and depth of customer penetration. Exceptionally strong ARM performance and results for EV battery welding is opening up new customer and market opportunities. In addition to an increasing number of customers adopting ARM for EV battery welding, we also are seeing existing ARM customers leverage our ARM Laser systems in more conventional automotive welding applications.

•

65 W Diode Pump Chip. We are also excited regarding the revenue growth prospect for our 65 W diode pump chip, which we believe is the highest power single emitter pump laser in the market. We expect this chip to enable growth for fiber laser pumping. We launched the first commercially available such product in the fourth quarter of fiscal 2023 and have provided samples of the product to all major fiber laser customers. The customer reception for this groundbreaking product has been exceptional.

•

Fiber Laser Cutting. We are excited by the long-term revenue opportunity enabled by our re-entry into the fiber laser cutting market, leveraging the substantial level of vertical integration and breadth of technology differentiation resulting from the acquisition of Coherent, Inc.

COMMUNICATIONS

Revenue. For the quarter, Communications revenue increased by 13% sequentially but decreased by 13% year-over-year to $520 million. The sequential increase was primarily driven by the ramp in our AI-related 800G Datacom transceiver revenue along with the expected improvement in our Telecom revenue. Our Non-AI Datacom revenue continues to be impacted by inventory digestion and a shift in capex priorities toward AI by Webscale customers. Our Telecom revenue continues to be impacted by inventory digestion along with delays in projects and spending by certain CSPs.

Datacom/Telecom Split. Datacom revenue increased by 10% sequentially and by 7% year-over-year to approximately $358 million or 69% of Communications market revenue. Telecom revenue increased by 22% sequentially but decreased by 39% year-over-year to approximately $162 million or 31% of Communications market revenue.

Communications Market Overview Webcast. As part of our ongoing effort to increase transparency and enhance the understanding of our investors, we discussed our Communications market in greater detail on our September 19, 2023, Communications Market Overview webcast. A replay and investor presentation is available on our website at coherent.com/company/investor-relations/financial-webcasts.

OFC (Optical Fiber Communications Conference) Investor Meeting and Webcast. During the third quarter, we plan to host a meeting with the investment community, which we plan to webcast, at the OFC conference in San Diego on March 26 from 10:00 – 11:30 a.m. PT during which executives from our leadership team will provide an update regarding our Communications market.

Long-Term Demand Trends. We continue to expect strong long-term growth in our Communications market driven by favorable secular trends in both our Datacom and Telecom businesses. Underlying our outlook:

1.

Datacom Vertical. We continue to expect strong long-term Datacom revenue growth based on our order book together with strong customer engagements for AI-related data center buildouts. We now expect a 25% CAGR, up from 18% previously, over calendar 2023 – 2028 for the entire Datacom transceiver market based on a meaningful increase in our revenue forecast for 800G, 1.6T, and 3.2T Datacom transceivers. Near-term, we expect strong Datacom revenue growth for the second half of fiscal 2024 compared with the first half.

•

AI/ML. We have meaningfully increased our Datacom transceiver market forecast based upon our updated view of the AI/ML market. We now estimate the market for 800G, and eventually 1.6T and 3.2T, Datacom transceivers will grow at a greater than 70% CAGR from calendar 2023 – 2028 to over $9 billion (up from $7.2 billion previously) from what we estimate was $0.6 billion in calendar 2023. We expect this growth to result in 800G and 1.6T Datacom transceiver shipments accounting for almost 60% of all Datacom transceiver revenue by 2028 and possibly sooner. A third straight quarter of strong orders for our Datacom transceivers for AI-based data center buildouts reinforced our excitement as to the impact on our Datacom business from the rapid growth of AI/ML, especially generative AI. We also are excited by the strong interest we are seeing from key customers for 1.6T transceivers and components. Retooling of datacenter architectures and integration of AI clusters by Webscale and other Cloud ICP companies represent an immediate and direct growth opportunity for our Datacom business—both our transceivers and our enabling active and passive components, especially leading-edge high-speed lasers.

•

More Than Just Datacom Transceivers. We see the longer-term benefit of AI/ML extending well beyond Datacom transceivers to impact other product markets that we address and also to enable significant operating efficiencies across our organization.

•

Expanded Engagements with Existing and New Customers. As previously noted, adding to our longer-term visibility, during the quarter we continued to expand AI-related product engagements with existing customers and with a number of new AI-related customers including some of the largest Webscale and networking equipment manufacturer companies.

•

Market Inflection; Long Duration. The strength of follow-on orders and customer engagements in the second quarter reinforced our confidence as to an inflection point in the Datacom transceiver market with significant AI/ML-related revenue growth in our Datacom transceiver business and thereby our overall revenue growth and profitability for many years to come.

•

Webscale. These orders also reflect our strong technology platforms and competitive position relative to Webscale and Cloud ICP AI/ML-driven datacenter deployments. For the quarter, Webscale customers and customers that incorporate our transceivers in solutions sold to Webscale customers accounted for virtually all of our AI-driven 800G and the bulk of our overall Datacom transceiver revenue. Webscale customers directly and indirectly accounted for approximately 75% of our total Datacom transceiver revenue for the quarter.

•

Competitive Positioning. Our investments in high-speed lasers over multiple decades have placed us in a unique position to meaningfully participate in the AI connectivity market, including for the upcoming 200G per optical lane era, required for 1.6T and eventually 3.2T Datacom transceivers, with multiple leading-edge laser platforms including DFB-MZs, EMLs, VCSELs and high-power lasers for silicon photonics.

•

1.6T. As previously noted, we also are excited by the strong interest we are seeing from some of our key customers for 1.6T transceivers and components. In response to customer demand, we continue to make progress toward expected commercial launch in the first quarter of fiscal 2025 of our 1.6T transceivers and components.

•

Silicon Photonics. We have been shipping silicon photonics-based integrated coherent components and transceivers for many years. This year, to address a segment of the AI-driven Datacom transceiver demand, we launched our silicon photonics-based 800G-DR8 Datacom transceiver. This transceiver is ideal for use in machine learning and training networks that need a link reach longer than 100 meters or where our customers prefer a single-mode over a multimode fiber cabling infrastructure in shorter reaches. As with all silicon photonics-based transceivers, an InP high-power continuous wave (CW) laser is needed to generate the light, and we are developing silicon photonics and InP high-power CW lasers to support our silicon photonics-based transceivers.

•

Linear Pluggable Optics (LPO). We plan to support the new, emerging LPO transceiver market, as evidenced by our 800G DR8 LPO transceiver that we demonstrated at the European Conference on Optical Communications in Glasgow in October. We believe that LPO will coexist with the traditional retimed market, and we plan to support both. We see the LPO solution supporting a subset of the market, primarily where the customer owns both ends of the link. In addition, a new half-retimed optical standard (HRO) is emerging and if we see customer demand, we will support that as well. Each of these different standards is an architectural partitioning change but relies on the same underlying laser, modulator, and packaging technology, so deployment of one over the other does not have a significant impact on the Company.

•

Co-Packaged Optics (CPO). To meet the anticipated needs of the future CPO market, we are uniquely well positioned to cover both single-mode and multimode infrastructure options for our customers. Our silicon photonics program, combined with our InP CW (continuous wave) high-power lasers, will enable single-mode CPO applications or designs. In addition, given the successful track record of multi-mode pluggable transceivers in addressing short-reach applications such as AI/ML/HPC connectivity, we are also working on a multimode CPO option, powered by our VCSELs.

•

Components. Our Datacom components enjoyed very strong revenue growth in the second quarter, up 33% sequentially, largely driven by strength in VCSELs and circulators, among other key components for AI applications.

2.

Telecom Vertical. While the near-term outlook for the Telecom market remains challenged by customer inventory digestion and by project delays by CSPs, the second quarter reinforced our confidence regarding our longer-term Telecom growth outlook. Longer - term, we are excited by the growth prospects offered by a number of new products that strengthen are competitive position in existing Telecom market segments across multiple levels of integration and by new products that will enable us to expand our SAM by providing entree into new segment of the Telecom Market. Near-term, we continue to believe that the preceding first quarter marked the bottom for our Telecom business. As we expected, however, the recovery in the second quarter was modest.

•

China. While the overall Telecom market remains challenging we saw an improvement in our Telecom business in the China market that contributed to the double digit sequential revenue growth in Telecom for our second quarter of fiscal 2024. This improvement is being driven by new 400G C+L network deployments by all three primary China CSPs. Currently these deployments are driving improvement in our pump lasers, Telecom components and WSS product line where we enjoy market leading technology. We expect to benefit from these new deployments well into fiscal 2025 in these product lines. We also have strong traction in this market for our next generation Coherent Transmission components that enable 800G and 400G high performance applications. We expect these to ramp to significant volume in early fiscal 2025.

•

Second Quarter of Fiscal 2024. We saw sequential improvement in our Telecom revenue in the second quarter as we expected. Demand trends, however, remain subdued as reflected in a sequential decline in our orders in the quarter due to ongoing inventory digestion together with project delays related to cautious capital expenditures by certain CSPs. Telecom revenue sequentially increased by over 20% off of a low base in the first quarter. Telecom revenue was 38% below the year-ago level. Our Telecom backlog remains healthy, significant customer delivery push-out requests have stabilized, and we are moving forward with defined delivery schedules from the majority of our customer base.

•

Balance of Fiscal 2024. We continue to expect double-digit Telecom revenue growth for the second-half over the first-half of fiscal 2024 with a return to year-over-year growth recommencing in fiscal 2025 driven by customer inventory normalization, a rebound in China with the commencement of planned 400G C+L-band deployments for Telecom network upgrades, and revenue ramp of new product launches.

•	Robust Design and Qualification Activity. We have enjoyed robust design activity in response to multiple planned new projects, which points to a very strong long-term recovery.

•

A Market Leader. In Telecom, we are a vertically integrated market leader in several core businesses including our pump lasers, ROADMs, amplifiers, network monitoring, and WSS products along with our coherent transceivers and disaggregated solutions. We believe we are gaining share at many of our key customers with our current product set and our newer product platforms are seeing strong uptake in the industry.

•

Exposure to Fast Growth Segments. We are excited by our Telecom revenue growth outlook for fiscal 2025 and beyond as we are well positioned in key market segments and expect to benefit from the industry trend towards disaggregation, which benefits pluggable coherent transceivers and disaggregated systems, which are the fastest-growing segments of our Telecom market.

•

Enabled by Our Coherent Optical Modules. We are especially excited about the number and quality of customer design wins for our new 100G ZR and 400G ZR/ZR+ pluggable transceivers. The former is based on our own internally developed Steelerton DSP. We currently are qualified and beginning to ramp shipments of our 400G ZR/ZR+ transceivers and expect to commence ramping production and commercial shipments of our new 100G ZR transceivers in calendar 2024. In addition, we have announced our new 800GZR QSFP-DD coherent transceiver and will be shipping early samples in the first quarter of calendar 2024.

•

Enabled by Our Disaggregated Solutions. We are seeing increasing opportunities for disaggregated solutions at both traditional CSPs and Webscale companies with an increasing number of new design-wins. We are pleased with the reception webscalers and CSPs have given our disaggregated solutions offerings and are excited by the opportunity to expand our Serviced Addressable Market.

ELECTRONICS

Revenue. Revenue for our Electronics market decreased by 1% sequentially but decreased by over 50% year-over-year to $89 million for the second quarter driven by the previously disclosed design change at our largest Electronics customer that accounted for almost 10% of revenue in fiscal 2023.

Near-Term Demand Trends. As we had expected, shipment volumes have increased while revenue in our Consumer Electronics vertical has declined from previous levels. As noted in our commentary for each of the past three quarters, we had expected a significant decrease in revenue in our Consumer Electronics vertical extending through fiscal 2025 to 3% or less of total revenue from approximately 10% in Fiscal 2023 driven by product design changes which affected the total available market. Providing a near-term silver lining, our Consumer Electronics revenue is now almost at this 3% or less level, which we expect to translate to relatively flat Electronics revenue growth for the second-half of fiscal 2024.

Longer-Term Demand Trends. We expect an eventual rebound and strong growth in our Electronics market segment driven by ongoing strength in our silicon carbide business driven by EVs along with a return to growth in the Automotive vertical. Underlying our view:

1.

Automotive Vertical. For our silicon carbide business (formerly referred to as our Wide-Bandgap business) demand for our SiC substrates continues to exceed supply. The Mitsubishi Electric and DENSO Transactions have enhanced our confidence in our long-term revenue growth outlook for our silicon carbide business. We estimate the market for SiC power electronics for EVs will grow at roughly a 35% CAGR over the next five years.

2.

Consumer Electronics Vertical. Our longer-term outlook for Consumer Electronics is driven by growth in breadth and depth of sensing adoption well beyond 3D sensing for smartphones. AI applications are currently driving the need for the data provided by advanced sensors that serve as the eyes and ears of AI/ML systems. In addition, AI’s emerging, powerful capabilities are underpinning new use cases to more effectively employ sensing functionality in a variety of markets and applications. This new market dynamic has triggered substantial activity to develop and deploy a variety of sensing solutions. These include health monitoring and biosensing, metaverse AR/VR hardware and wearables, automotive LiDAR and in-cabin sensing, and other emerging applications.

•

Market Position. We are excited by our strategic engagements across all of these applications, with the breadth and pace of our sensing design-in activities at record levels. A key competitive differentiator for this market is provided by our broad semiconductor laser platform of integrated sensing solutions that spans from 850 nm to 2400 nm and three semiconductor laser material platforms that complement our expertise in ICs, packaging and full solutions for a variety of applications. Notwithstanding a new market entrant, we are maintaining our overall market share leadership position in Consumer Electronics 3D sensing and rapidly expanding the offerings of our platform, customer partnerships and growth trajectory.

•

AR/VR/MR. During the second quarter, we continued to strengthen our strategic engagements, particularly in the AR/VR/MR and wearables market segments. In the preceding first quarter, we initiated volume shipments of a new product designed for a sensing application in VR. We are excited about recent new product announcements in the AR/VR/MR space. As this technology gradually evolves, is more widely adopted and integrates more advanced sensing features, we are well positioned to serve the market with differentiated solutions based on our opto-semiconductor and optics material platforms.

INSTRUMENTATION

Instrumentation Market Overview Webcast. As part of our ongoing effort to increase transparency and enhance the understanding of our investors, we plan to discuss our Instrumentation market in greater detail in April 2024 as the third installment of our “Market Overview” webcast series available on our website at coherent.com/company/investor-relations/financial-webcasts.

Revenue. For the quarter, Instrumentation revenue of $99 million was flat sequentially but decreased by 18% year-over-year driven by inventory/backlog corrections. Our Life Sciences vertical was the primary driver of the year-over-year decrease while Life Sciences revenue slightly increased and Scientific Instrumentation modestly decreased on a sequential basis.

Demand Trends. Demand in our Instrumentation market remains subdued due to inventory normalization. Orders for our Instrumentation market sequentially decreased by 6% driven by our Life Sciences vertical partially offset by a sequential increase in orders in our Scientific Instrumentation vertical. We expect relatively stable Instrumentation revenue for the balance of fiscal 2024, with the market having stabilized at approximately 10 – 15% below its average level in fiscal 2023. We expect to see a return to growth in our Instrumentation market revenue commencing in fiscal 2025.

We remain excited regarding the long-term growth opportunity in this market. Underlying our outlook:

1.

Life Sciences Vertical. Since the Coherent, Inc., acquisition, we have been showcasing our combined bioinstrumentation portfolio and integrated subsystem capabilities to some of the largest customers in this market. These customers have been excited about the integration of our broad portfolio of lasers with our optics, filters, and thermoelectric products to provide higher-level integrated solutions. The envelope of laser applications in therapeutics continues to expand and regulatory agencies worldwide continue to expand approvals. We are excited about our involvement in next generation instrumentation that is enabling disease research and detection, and leading the way to personalized medicine. We have a variety of laser products to address therapeutic applications, ranging from semiconductor lasers for dermatology applications to Excimer lasers for LASIK procedures.

2.

Scientific Instrumentation Vertical. We have seen modest sequential growth in bookings and a modest slowdown in revenue for our Scientific Instrumentation Vertical. Research in Life Sciences (neuroscience, cell biology, and disease studies) as well as exotic spectroscopy of materials and complex organic molecules drive most of the research expenditures in lasers. Demand remains subdued, but stable, tracking global government funding of research.

REGIONAL TRENDS

The Americas: 55% of revenue in the quarter; sequential 12% increase; year-over-year 20% decrease. The primary drivers of the sequential increase were the revenue ramp for our AI-related 800G Datacom transceivers and the revenue rebound in our Telecom vertical and in our Industrial market. The primary drivers of the year-over-year decrease were non-AI Datacom and Telecom verticals due to ongoing inventory digestion, a decrease in demand from our Consumer Electronics vertical driven by the previously noted customer design change, and decreases in our Industrial and Instrumentation markets due to the impact on customers from macroeconomic uncertainty. However, near-term economic uncertainty continues to weigh on customer capital investment decisions.

Europe: 14% of revenue in the quarter; sequential 16% decrease; year-over-year 29% decrease. Demand in the Industrial market continues to be challenged primarily due to ongoing macroeconomic uncertainty, with weakness in Germany having a particularly pronounced impact, a temporary slowdown in EUV demand, and continued softness in the Telecom vertical.

China: 14% of revenue in the quarter; sequential 23% increase; year-over-year 6% increase. We saw the start of a rebound in our Telecom business in China in the second quarter that we expect to extend through the balance of fiscal 2024 and throughout fiscal 2025. Higher display fab utilization also resulted in higher service revenue for the quarter.

Korea and Japan: 14% of revenue in the quarter; sequential 7% increase; year-over-year 11% decrease. Macroeconomic uncertainty continues to present near-term challenges in Korea and Japan. However, we have secured important design wins in our Semicap vertical in Japan and are starting to see an increase in Display demand in Korea driven by higher OLED penetration into smartphones, and adoption into laptop computers and tablets. We expect further improvement in the second half of fiscal 2024 led by stronger Laser service demand. Longer-term, we expect to see a significant increase in demand in Korea and Japan for our Industrial and Instrumentation businesses, especially from OLED Gen 8 fabs and, eventually, microLED builds.

PART V - FINANCIAL TABLES

Table 3

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Earnings (Loss)

	THREE MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022
Revenues	$1,131,434	$1,053,083	$1,370,285
Costs, Expenses & Other Expense (Income)
Cost of goods sold	780,793	746,188	959,097
Internal research and development	111,163	113,488	128,791
Selling, general and administrative	209,163	211,697	274,151
Restructuring charges (recoveries)	(1,570)	3,018	—
Interest expense	74,678	73,258	70,904
Other expense (income), net	(5,386)	(6,269)	3,696

Total Costs, Expenses, & Other Expense	1,168,841	1,141,380	1,436,639

Loss Before Income Taxes	(37,407)	(88,297)	(66,354)
Income Taxes	(8,932)	(20,763)	(21,282)

Net Loss	(28,475)	(67,534)	(45,072)
Net Loss Attributable to Noncontrolling Interests	(1,484)	—	—

Net Loss Attributable to Coherent Corp.	$(26,991)	$(67,534)	$(45,072)

Less: Dividends on Preferred Stock	30,580	30,173	35,889

Net Loss Available to the Common Shareholders	$(57,571)	$(97,707)	$(80,961)

Basic Loss Per Share	$(0.38)	$(0.65)	$(0.58)

Diluted Loss Per Share	$(0.38)	$(0.65)	$(0.58)

Average Shares Outstanding—Basic	151,564	150,328	138,623
Average Shares Outstanding—Diluted	151,564	150,328	138,623

Table 3

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Earnings (Loss)

(Continued)

	SIX MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Dec 31 2023	Dec 31 2022
Revenues	$2,184,517	$2,714,855
Costs, Expenses & Other Expense (Income)
Cost of goods sold	1,526,981	1,860,093
Internal research and development	224,651	249,875
Selling, general and administrative	420,860	554,165
Restructuring charges	1,448	—
Interest expense	147,936	132,793
Other expense (income), net	(11,655)	35,301

Total Costs, Expenses, & Other Expense (Income)	2,310,221	2,832,227

Loss Before Income Taxes	(125,704)	(117,372)
Income Taxes	(29,695)	(33,602)

Net Loss	(96,009)	(83,770)
Net Loss Attributable to Noncontrolling Interests	(1,484)	—

Net Loss Attributable to Coherent Corp.	$(94,525)	$(83,770)

Less: Dividends on Preferred Stock	60,753	71,466

Net Loss Available to the Common Shareholders	$(155,278)	$(155,236)

Basic Loss Per Share	$(1.03)	$(1.14)

Diluted Loss Per Share	$(1.03)	$(1.14)

Average Shares Outstanding—Basic	150,946	135,951
Average Shares Outstanding—Diluted	150,946	135,951

Table 4

Coherent Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

$ Millions, except per share and percentage amounts (unaudited)	December 31 2023	June 30 2023
Assets
Current Assets
Cash and cash equivalents	$856,255	$821,310
Restricted cash, current	177,077	12,023
Accounts receivable	856,098	901,531
Inventories	1,291,634	1,272,333
Prepaid and refundable income taxes	23,578	28,271
Prepaid and other current assets	216,961	216,530

Total Current Assets	3,421,603	3,251,998
Property, plant & equipment, net	1,849,119	1,782,035
Goodwill	4,566,010	4,512,700
Other intangible assets, net	3,704,692	3,814,684
Deferred income taxes	47,787	37,748
Restricted cash, non-current	787,358	4,233
Other assets	286,311	307,735

Total Assets	$14,662,880	$13,711,133

Liabilities, Mezzanine Equity and Equity
Current Liabilities
Current portion of long-term debt	$74,569	$74,836
Accounts payable	504,052	405,308
Operating lease current liabilities	37,788	38,271
Accruals and other current liabilities	571,364	560,333

Total Current Liabilities	1,187,773	1,078,748
Long-term debt	4,137,009	4,234,962
Deferred income taxes	813,970	780,307
Operating lease liabilities	143,123	140,748
Other liabilities	234,781	247,402

Total Liabilities	6,516,656	6,482,167
Total Mezzanine Equity	2,302,168	2,241,415
Total Coherent Corp. Shareholders’ Equity	5,470,902	4,987,551
Noncontrolling interests	373,154	—

Total Equity	5,844,056	4,987,551

Total Liabilities, Mezzanine Equity and Equity	$14,662,880	$13,711,133

Table 5

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	SIX MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Dec 31 2023	Dec 31 2022
Cash Flows from Operating Activities
Net cash provided by operating activities	$265,971	$300,068

Cash Flows from Investing Activities
Additions to property, plant & equipment	(153,667)	(245,854)
Purchases of businesses, net of cash acquired	—	(5,488,556)
Other investing activities	(1,978)	(2,261)

Net cash used in investing activities	(155,645)	(5,736,671)

Cash Flows from Financing Activities
Contributions from noncontrolling interest holders	1,000,000	—
Proceeds from borrowings of Term A Facility	—	850,000
Proceeds from borrowings of Term B Facility	—	2,800,000
Proceeds from borrowings of Revolving Credit Facility	—	65,000
Proceeds from issuance of Series B preferred shares	—	1,400,000
Equity issuance costs	—	—
Payments on existing debt	(107,457)	(1,065,217)
Payments on borrowings under Revolving Credit Facility	—	(65,000)
Debt issuance costs	—	(126,516)
Equity issuance costs	(31,840)	(42,000)
Proceeds from exercises of stock options	16,143	7,749
Payment on convertible notes	—	(3,561)
Payments in satisfaction of employees’ minimum tax obligations	(17,566)	(50,516)
Other financing activities	(531)	(582)

Net cash provided by financing activities	858,749	3,755,557

Effect of exchange rate changes on cash and cash equivalents	14,049	16,769
Net increase in cash and cash equivalents	983,124	(1,664,277)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	837,566	2,582,371

Cash, Cash Equivalents, and Restricted Cash at End of Period	$1,820,690	$918,094

Table 6

Segment Revenues, GAAP Operating Income

(Loss) & Margins

and Non-GAAP Operating Income (Loss) & Margins*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except percentage amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Revenues:
Networking	$524.2	$472.9	$608.7	$997.1	$1,205.3
Materials	253.7	244.6	382.4	498.3	738.0
Lasers	353.5	335.6	379.2	689.1	771.6

Consolidated	$1,131.4	$1,053.1	$1,370.3	$2,184.5	$2,714.9

GAAP Operating Income (Loss):
Networking	$47.5	$16.3	$90.0	$63.8	$181.0
Materials	9.8	7.2	81.5	17.0	156.8
Lasers	(25.4)	(44.8)	(163.3)	(70.2)	(287.1)

Consolidated	$31.9	$(21.3)	$8.2	$10.6	$50.7

Non-GAAP Operating Income:
Networking	$75.0	$49.7	$117.8	$124.7	$235.5
Materials	42.1	42.2	100.3	84.3	197.1
Lasers	54.5	40.5	59.7	95.0	131.6

Consolidated	$171.6	$132.4	$277.8	$304.0	$564.2

GAAP Operating Margin (Loss):
Networking	9.1%	3.4%	14.8%	6.4%	15.0%
Materials	3.9%	2.9%	21.3%	3.4%	21.2%
Lasers	(7.2)%	(13.3)%	(43.1)%	(10.2)%	(37.2)%
Consolidated	2.8%	(2.0)%	0.6%	0.5%	1.9%
Non-GAAP Operating Margin:
Networking	14.3%	10.5%	19.4%	12.5%	19.5%
Materials	16.6%	17.3%	26.2%	16.9%	26.7%
Lasers	15.4%	12.1%	15.7%	13.8%	17.1%
Consolidated	15.2%	12.6%	20.3%	13.9%	20.8%

*	Amounts may not recalculate due to rounding.

Table 7

Reconciliation of GAAP Segment Operating

Income (Loss) to

Segment Non-GAAP Operating Income (Loss)*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Networking GAAP Operating Income (Loss)	$47.5	$16.3	$90.0	$63.8	$181.0
Share-based compensation	6.6	10.2	8.9	16.8	19.1
Amortization of acquired intangibles	16.0	16.3	16.4	32.3	32.9
Restructuring recoveries(1)	(3.1)	(2.0)	—	(5.1)	—
Integration, site consolidation and other(2)	8.0	8.9	2.5	16.9	2.5

Non-GAAP Networking Operating Income	$75.0	$49.7	$117.8	$124.7	$235.5

Materials GAAP Operating Income (Loss)	$9.8	$7.2	$81.5	$17.0	$156.8
Share-based compensation	9.2	16.4	12.8	25.6	30.0
Amortization of acquired intangibles	2.4	2.6	3.3	5.0	6.5
Restructuring charges(1)	1.5	5.0	—	6.5	—
Integration, site consolidation and other(2)	18.6	10.6	2.8	29.2	3.8
Start-up costs(4)	0.6	0.4	—	1.0	—

Non-GAAP Materials Operating Income	$42.1	$42.2	$100.3	$84.3	$197.1

Lasers GAAP Operating Loss	$(25.4)	$(44.8)	$(163.3)	$(70.2)	$(287.1)
Share-based compensation	11.5	17.9	13.2	29.4	39.0
Amortization of acquired intangibles	53.1	53.8	85.7	106.9	148.5
Restructuring charges(1)	—	—	—	—	—
Integration, site consolidation and other(2)	15.3	13.6	12.0	28.9	35.0
Transaction fees and financing(3)	—	—	—	—	38.7
Fair value adjustment on acquired inventory	—	—	112.0	—	157.5

Non-GAAP Lasers Operating Income	$54.5	$40.5	$59.7	$95.0	$131.6

Total GAAP Operating Income (Loss)	$31.9	$(21.3)	$8.2	$10.6	$50.7

Non-GAAP Operating Income	$171.6	$132.4	$277.8	$304.0	$564.2

*	Amounts may not recalculate due to rounding.
(1)	Restructuring charges (recoveries) include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(2)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(3)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(4)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 8

Reconciliation of GAAP Measures to Non-GAAP Measures*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Gross profit on GAAP basis	$350.6	$306.9	$411.2	$657.5	$854.8
Share-based compensation	5.3	7.4	6.2	12.7	11.5
Amortization of acquired intangibles	30.2	30.8	15.3	61.0	62.7
Fair value adjustment on acquired inventory	—	—	112.0	—	157.5
Integration, site consolidation and other(2)	21.6	21.3	1.2	42.9	1.6

Gross profit on non-GAAP basis	$407.7	$366.4	$545.9	$774.1	$1,088.1

Internal research and development on GAAP basis	$111.2	$113.5	$128.8	$224.7	$249.9
Share-based compensation	(5.0)	(8.0)	(6.0)	(13.0)	(11.4)
Amortization of acquired intangibles	(0.7)	(0.6)	—	(1.3)	—
Integration, site consolidation and other(2)	(2.5)	(1.4)	—	(3.9)	—
Start-up costs(4)	(0.6)	(0.4)	—	(1.0)	—

Internal research and development on non-GAAP basis	$102.4	$103.1	$122.8	$205.5	$238.5

Selling, general and administrative on GAAP basis	$209.2	$211.7	$274.2	$420.9	$554.2
Share-based compensation	(17.0)	(29.1)	(22.7)	(46.1)	(65.2)
Amortization of acquired intangibles	(40.6)	(41.3)	(90.1)	(81.9)	(125.2)
Integration, site consolidation and other(2)	(17.8)	(10.4)	(16.0)	(28.2)	(39.7)
Transaction fees and financing(3)	—	—	—	—	(38.7)

Selling, general and administrative on non-GAAP basis	$133.8	$130.9	$145.4	$264.7	$285.4

Restructuring charges (recoveries) on GAAP basis	$(1.6)	$3.0	$—	$1.4	$—
Restructuring charges (recoveries)(1)	1.6	(3.0)	—	(1.4)	—

Restructuring charges on non-GAAP basis	$—	$—	$—	$—	$—

Operating income (loss) on GAAP basis	$31.9	$(21.3)	$8.2	$10.6	$50.7
Share-based compensation	27.3	44.5	34.9	71.8	88.1
Amortization of acquired intangibles	71.5	72.7	105.4	144.2	157.5
Fair value adjustment on acquired inventory	—	—	112.0	—	187.9
Restructuring charges (recoveries)(1)	(1.6)	3.0	—	1.4	—
Integration, site consolidation and other(2)	41.9	33.1	18.4	75.0	41.3
Transaction fees and financing(3)	—	—	—	—	38.7
Start-up costs(4)	0.6	0.4	—	1.0	—

Operating income on non-GAAP basis	$171.6	$132.4	$277.8	$304.0	$564.2

Table 8

Reconciliation of GAAP Measures to Non-GAAP Measures*

(Continued)

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Interest and other (income) expense, net on GAAP basis	$69.3	$67.0	$74.6	$136.3	$168.1
Foreign currency exchange gains (losses), net	(6.2)	0.7	(7.3)	(5.5)	(4.3)
Transaction fees and financing(3)	—	—	—	—	(34.8)

Interest and other (income) expense, net on non-GAAP basis	$63.1	$67.7	$67.3	$130.8	$129.0

Income taxes on GAAP basis	$(8.9)	$(20.8)	$(21.3)	$(29.7)	$(33.6)
Tax impact of non-GAAP measures	32.5	30.5	60.3	63.0	113.8

Income taxes on non-GAAP basis	$23.6	$9.7	$39.0	$33.3	$80.2

Net earnings (loss) attributable to Coherent Corp. on GAAP basis	$(27.0)	$(67.5)	$(45.1)	$(94.5)	$(83.8)
Share-based compensation	27.3	44.5	34.9	71.8	88.1
Amortization of acquired intangibles	71.5	72.7	105.4	144.2	187.9
Fair value adjustment on acquired inventory	—	—	112.0	—	157.5
Foreign currency exchange (gains) losses	6.2	(0.7)	7.3	1.0	—
Restructuring charges (recoveries)(1)	(1.6)	3.0	—	5.5	4.3
Integration, site consolidation and other(2)	41.9	33.1	17.2	1.4	—
Transaction fees and financing(3)	—	—	—	75.0	41.3
Start-up costs(4)	0.6	0.4	—	—	73.5
Tax impact of non-GAAP measures	(32.5)	(30.5)	(60.3)	(63.0)	(113.8)

Net earnings attributable to Coherent Corp. on non-GAAP basis	$86.4	$55.0	$171.4	$141.4	$355.0

Per share data:
Net loss on GAAP basis
Basic Loss Per Share	$(0.38)	$(0.65)	$(0.58)	$(1.03)	$(1.14)
Diluted Loss Per Share	$(0.38)	$(0.65)	$(0.58)	$(1.03)	$(1.14)
Net earnings on non-GAAP basis
Basic Earnings Per Share	$0.37	$0.16	$0.98	$0.53	$2.09
Diluted Earnings Per Share	$0.36	$0.16	$0.95	$0.53	$1.99

*	Amounts may not recalculate due to rounding.
(1)	Restructuring charges (recoveries) include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(2)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(3)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(4)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 9

Reconciliation of GAAP Net Income (Loss), EBITDA

and Adjusted EBITDA*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except percentage amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Net earnings (loss) on GAAP basis	$(28.5)	$(67.5)	$(45.1)	$(96.0)	$(83.8)
Income taxes	(8.9)	(20.8)	(21.3)	(29.7)	(33.6)
Depreciation and amortization	138.0	138.4	169.9	276.4	317.2
Interest expense	74.6	73.3	70.9	147.9	132.8
Interest income	(6.8)	(3.7)	(2.1)	(10.5)	(2.8)

EBITDA(1)	$168.4	$119.7	$172.3	$288.1	$329.8

EBITDA margin	14.9%	11.4%	12.6%	13.2%	12.1%
Fair value adjustment on acquired inventory	—	—	112.0	—	157.5
Share-based compensation	27.3	44.5	34.9	71.8	88.1
Foreign currency exchange (gains) losses	6.2	(0.7)	7.3	5.5	4.3
Start-up costs(6)	0.6	0.4	—	1.0	—
Restructuring charges (recoveries)(3)	(1.6)	3.0	—	1.4	—
Integration, site consolidation and other(4)	41.9	33.1	17.2	—	73.5
Transaction fees and financing(5)	—	—	—	75.0	41.3

Adjusted EBITDA(2)	242.8	200.0	343.7	$442.8	$694.5
Less: adjusted EBITDA attributable to noncontrolling interests	0.2	—	—	0.2	—

Adjusted EBITDA attributable to Coherent Corp.	$243.0	$200.0	$343.7	$443.0	$694.5

Adjusted EBITDA margin attributable to Coherent Corp.	21.5%	19.0%	25.1%	20.3%	25.6%

*	Amounts may not recalculate due to rounding.
(1)	EBITDA is defined as earnings before interest expense, interest income, income taxes, depreciation and amortization.
(2)

Adjusted EBITDA excludes non-GAAP adjustments for share-based compensation, certain one-time restructuring, integration, and transaction expenses, debt extinguishment charges, start-up costs, and the impact of foreign currency exchange gains and losses.

(3)	Restructuring charges (recoveries) include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(4)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(5)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(6)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 10

GAAP Earnings (Loss) Per Share Calculation*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Numerator
Net loss attributable to Coherent Corp.	$(27.0)	$(67.5)	$(45.1)	$(96.0)	$(83.8)
Deduct Series A preferred stock dividends	—	—	(6.9)	—	(13.8)
Deduct Series B redeemable preferred dividends	(30.6)	(30.2)	(29.0)	(60.8)	(57.7)

Basic loss available to common shareholders	$(57.6)	$(97.7)	$(81.0)	$(155.3)	$(155.2)

Diluted loss available to common shareholders	$(57.6)	$(97.7)	$(81.0)	$(155.3)	$(155.2)

Denominator
Diluted weighted average common shares	151.6	150.3	138.6	150.9	136.0

Basic loss per common share	$(0.38)	$(0.65)	$(0.58)	$(1.03)	$(1.14)

Diluted loss per common share	$(0.38)	$(0.65)	$(0.58)	$(1.03)	$(1.14)

*	Amounts may not recalculate due to rounding.

Table 11

Non-GAAP Earnings Per Share Calculation*

	THREE MONTHS ENDED			SIX MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Dec 31 2023	Sep 30 2023	Dec 31 2022	Dec 31 2023	Dec 31 2022
Numerator
Net earnings attributable to Coherent Corp. on non-GAAP basis	$86.4	$55.0	$171.4	$141.4	$355.0
Deduct Series A preferred stock dividends	—	—	(6.9)	—	(13.8)
Deduct Series B redeemable preferred dividends	(30.6)	(30.2)	(29.0)	(60.8)	(57.7)

Basic earnings available to common shareholders	$55.8	$24.8	$135.5	$80.6	$283.6

Effect of dilutive securities
Add back interest on convertible notes	$—	$—	$—	$—	$0.3
Add back Series A preferred stock dividends	—	—	6.9	—	13.8

Diluted earnings available to common shareholders	$55.8	$24.8	$142.4	$80.6	$297.7

Denominator
Weighted average shares	151.6	150.3	138.6	150.9	136.0
Effect of dilutive securities:
Common stock equivalents	1.4	1.9	0.9	1.6	1.2
Convertible notes	—	—	—	—	2.2
Series A Mandatory Convertible Preferred Stock	—	—	10.7	—	10.1

Diluted weighted average common shares	152.9	152.2	150.2	152.6	149.5

Basic earnings per common share on non-GAAP basis	$0.37	$0.16	$0.98	$0.53	$2.09

Diluted earnings per common share on non-GAAP basis	$0.36	$0.16	$0.95	$0.53	$1.99

*	Amounts may not recalculate due to rounding.

FORWARD-LOOKING STATEMENTS

The statements contained in this letter to shareholders include forward-looking statements relating to future events and expectations, including our expectations (i) for our future financial and operational results (including expectations for further growth); (ii) regarding our competitive and strategic positioning – and strategic opportunities; (iii) regarding outlook, visibility, key trends, and developments for the third fiscal quarter of 2024, the 2024 fiscal year, and longer term; (iv) regarding growth and demand trends in the markets we serve including industrial, communications, electronics and instrumentation; (v) regarding artificial intelligence and the growth of the datacom transceiver business; (vi) regarding our Synergy and Site Consolidate Plan; (vii) regarding our Restructuring Plan including, without limitation, projected savings, costs to achieve and restructuring charges; and (viii) regarding the silicon carbide business, each of which, is based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements contained herein involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

The Company believes that all forward-looking statements made by it herein have a reasonable basis, but there can be no assurance that management’s expectations, beliefs, or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements herein include but are not limited to: (i) the failure of any one or more of the assumptions stated herein to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and additional risk factors that may be identified from time to time in filings of the Company; (iii) the substantial indebtedness the Company incurred in connection with its acquisition of Coherent, Inc. (the “Transaction”), the need to generate sufficient cash flows to service and repay such debt, and the Company’s ability to generate sufficient funds to meet its anticipated debt reduction goals; (iv) the possibility that the Company may not be able to continue its integration progress and/or take other restructuring actions, or otherwise be able to achieve expected synergies, operating efficiencies including greater scale, focus, resiliency, and lower operating costs, and other benefits within the expected time frames or at all and ultimately to successfully fully integrate the operations of Coherent, Inc. (“Coherent”) with those of the Company; (v) the possibility that such integration and/or the restructuring actions may be more difficult, time-consuming, or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers, or suppliers) may be greater than expected in connection with the Transaction and/or the restructuring actions; (vi) any unexpected costs, charges, or expenses resulting from the Transaction and/or the restructuring actions; (vii) the risk that disruption from the Transaction and/or the restructuring actions materially and adversely affects the respective businesses and operations of the Company and Coherent; (viii) potential adverse reactions or changes to business relationships resulting from the completion of the Transaction and/or the restructuring actions; (ix) the ability of the Company to retain and hire key employees; (x) the purchasing patterns of customers and end users; (xi) the timely release of new products and acceptance of such new products by the market; (xii) the introduction of new products by competitors and other competitive responses; (xiii) the Company’s ability to assimilate other recently acquired businesses, and realize synergies, cost savings, and opportunities for growth in connection therewith, together with the risks, costs, and uncertainties associated with such acquisitions; (xiv) the Company’s ability to devise and execute strategies to respond to market conditions; (xv) the risks to realizing the benefits of investments in R&D and commercialization of innovations; (xvi) the risks that the Company’s stock price will not trade in line with industrial technology leaders; and/or (xvii) the risks of business and economic disruption related to worldwide health epidemics or outbreaks that may arise. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or developments, or otherwise.